Exhibit 10.12

December 28, 2022

[Home street address omitted]
East Lansing, MI 48823
United States of America

Dear Chad:

This letter confirms the terms of your continued employment with Jackson National Life Insurance Company ("Company" or "Jackson") and association with Jackson Financial Inc. and Jackson Holdings LLC ("JHLLC") following your transition from Vice Chair of JHLLC to a Senior Advisor position with Jackson. Your new role as Senior Advisor is effective January 1, 2023 and is subject to the terms and conditions that appear below. No other agreements regarding your compensation as a Senior Advisor with Jackson exist, expressed or implied.

•Your Section 16 status as a Jackson executive officer will end on December 31, 2022 at 11:59 pm ET effective prior to your transition to Senior Advisor on January 1, 2023. You agree to take any and all steps to effectuate your termination of your Section 16 status and resignation from your roles with the Company's subsidiaries and affiliates as described in Appendix A. As Senior Advisor, you remain an at-will associate of Jackson and may terminate your employment at any time, with or without notice. Similarly, Jackson may terminate your employment at any time, with or without cause.

•Your salary will be eighty thousand dollars ($80,000) per month, subject to normal tax withholding, until your employment ceases. You will remain eligible to participate in the Company's 401(k) plan, nonqualified deferred compensation plan, and the fringe, health and welfare benefit plans that are available to similarly situated associates, subject to the terms and conditions of the applicable plan documents.

•You will be ineligible to accrue or receive an annual bonus for services performed as Senior Advisor on and after January 1, 2023. You will also be ineligible to (1) receive additional grants under the Jackson Financial Inc. 2021Omnibus Incentive Plan ("OIP"), and (2) participate in, accrue, or receive cash remuneration under the Jackson Financial Inc. Severance Plan ("Severance Plan"). It is understood and agreed that your voluntary transition to Senior Advisor on January 1, 2023 and related changes do not constitute Good Reason under the Severance Plan or under the OIP and associated award agreements.

•You will report to chief executive officer, Laura Prieskorn. Jackson reasonably anticipates that your level of service as Senior Advisor will meet or exceed 20% of the average level of services that you provided as a Jackson associate during the 36-month period immediately preceding January 1, 2023. Accordingly, your transition to Senior Advisor will not trigger payment of plan year balances under the Jackson National Life Insurance Company Management Deferred Income Plan ("MDIP") that have "pay at separation" elections. Such payments will occur following: (1) your separation from service with the Company as defined in the MDIP and the Internal Revenue Code Section 409A ("Section 409A"), and (2) a subsequent six-month delay applicable to "pay at separation" payments due to your status as a "specified employee" under Section 409A.

Jackson"' is the marketing name for Jackson National life Insurance Company• (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York"' (Home Office: Purchase, New York).
CMC22048 05/21

Thank you for your continued service to Jackson. Please contact me with any questions regarding the foregoing.
Sincerely,
/s/: Dana Rapier

Dana Rapier
SVP, Chief Human Resources Officer

I agree to the above terms and conditions: /s/: Chad Myers                12/29/2022
                        Chad Myers                Date

Appendix A

December 31, 2022

Laura Prieskorn, Chief Executive Officer and President
Jackson Financial Inc.
1 Corporate Way
Lansing, MI 48951

Dear Ms. Prieskorn:

I hereby resign from my positions with Jackson Financial lnc.'s subsidiaries, listed below, effective December 31, 2022.

•Jackson Holdings LLC, Vice Chairman
•Jackson National Asset Management LLC, Manager
•PPM America Inc., Director
•PPM Holdings Inc., Director

Sincerely,

/s/: Chad Myers

Chad Myers